Exhibit 3.13

CERTIFICATE OF FORMATION

OF

ABS MEZZANINE III LLC

FIRST:    The name of the limited liability company is ABS MEZZANINE III LLC.

SECOND:    The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, City of Wilmington, in the State of Delaware 19808. The name of its registered agent at such address is Corporation Services Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 1st day of March, 2013.

/s/ Julian M. Wise
Name:	Julian M. Wise
Title:	Authorized Person